Exhibit 99.1

CONTACT:
Mark Spencer
847.585.3802 mdspencer@careered.com

Edward A. Snyder Not Standing For Re-election to Career Education Corporation Board of Directors

Schaumburg, Ill., March 17, 2011 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of post-secondary education programs and services, announced today that Edward (Ted) A. Snyder has decided not to stand for re-election to the company’s board of directors.

Previously the dean of the University of Chicago Booth School of Business, now on academic leave from the university for the 2010-11 school year, Snyder will become dean of the Yale School of Management on July 1, 2011. Snyder joined the CEC board in March 2008. He was dean of the Chicago Booth School of Business from July 2001 to June 2010.

“I am excited about the opportunity to lead the Yale School of Management. At the same time, I recognize that my new responsibilities will require a high level of effort and will entail a demanding schedule – especially in the next few years. For this reason, I do not have sufficient time to serve on the CEC board going forward,” Snyder said. “I’ve enjoyed my role on CEC’s board of directors and have learned greatly from the experience. It is clear to me that career-focused private sector education is an important component to developing our nation’s human capital.”

Snyder will continue serving until the company’s annual shareholder meeting on May 19, at which point the total number of board seats will be reduced by one to eight. All other current company directors have been nominated for re-election.

“Ted has brought invaluable counsel at a critical time to our board. His background as an economist and an academic, as well as his experience here in Chicago leading one of the world’s most respected graduate schools of business, provided us with unique perspectives,” said Steven H. Lesnik, chairman of the board. “I hope Ted will still occasionally offer us his thoughts on the role of private sector education in our society. We wish Ted well as he embarks on an exciting new challenge at Yale.”

Gary E. McCullough, president and chief executive officer of CEC added, “Ted has been a strong director. I valued the wisdom he brought to our board over the critical past three years. I wish to thank him for his commitment to our company, our schools and our students.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 116,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Istituto Marangoni; Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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